Exhibit 10.25

July 30, 2012

Brian Stiver
471 San Gabriel Court
Sierra Madre, CA 91024

Dear Brian,

This letter is to confirm our offer to you for the Senior Vice President, Infusion Sales position reporting to Rick Smith, Chief Executive Officer. We are delighted to offer you this promotion, Brian!

Your salary will be increased to $10,576.93 bi-weekly, subject to applicable taxes and other withholdings. Your promotion and salary increase will be effective July 30, 2012.

Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date that the bonus is paid. You would be eligible for a bonus of up to 40% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met. Your participation in this plan would be prorated based on your promotion date. This plan is subject to change.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and the Company. No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter. This offer supersedes all prior offers, both verbal and written.

If you have any questions regarding this offer, please don’t hesitate to call me at 513-458-4848.
Congratulations! We look forward to your success in this important role.

Sincerely,

/s/ Erinn Wainscott

Erinn Wainscott                Agreed and Accepted:
Manager, Human Resources
BioScrip, Inc.
513-458-4848                 /s/Brian Stiver
Fax 952-674-5672                Brian Stiver                    Date